Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

November 22, 2023

Progress Software Corporation

15 Wayside Road, Suite 400

Burlington, MA 01803

Re: Securities Being Registered under Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel for Progress Software Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and which registers, in the aggregate, an additional 1,000,000 shares of common stock, par value $0.01 per share (the “Shares”), that may be offered or issued pursuant to the Company’s 1991 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the certificate of incorporation and the amended and restated bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the ESPP and any award agreement entered into under the ESPP, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the ESPP, including, without limitation, collection of any required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

1.	The foregoing opinion is rendered as of the date hereof. We assume no obligation to revise, update or supplement this opinion (a) should the present aforementioned laws of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof or (b) to reflect any facts or circumstances that may hereafter come to our attention.

2.	We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Delaware or any other jurisdiction.

3.	We assume that the issuance of the Shares, together with any other outstanding shares of common stock, will not cause the Company to issue shares of common stock in excess of the number of such shares authorized by the Company’s certificate of incorporation.

4.	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)